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                                                                   EXHIBIT 10.17

                              EMPLOYMENT AGREEMENT

         AGREEMENT, dated this lst day of January, 2002 (the "Agreement"), between Heidrick & Struggles, Inc., a Delaware corporation, and any successor (the "Employer") and Knox J. Millar (the "Employee"). The parties hereby agree, as follows:

         1. Employment. The Employer shall employ the Employee as Chief Human Resources Officer and the Employee hereby accepts such position and agrees to serve the Employer in such capacity during the employment period fixed by
Section 3 hereof (the "Employment Period"). The Employee shall report to the Chief Executive Officer of the Employer. The Employee's duties and responsibilities shall be such duties and responsibilities as are consistent with the position of Chief Human Resources Officer of the Employer. The Employee shall devote substantially all of his business time and attention to the performance of his duties and responsibilities hereunder.

         2. Compensation.

            (a) Annual Base Salary. The Employer shall pay the Employee, pursuant to the Employer's normal and customary payroll procedures, a base salary of $500,000 per annum (the "Annual Base Salary").

            (b) Annual Bonus. In addition to the Annual Base Salary, during the Employment Period, the Employee may receive an annual bonus (the "Annual Bonus"), based on the achievement of performance objectives, which shall be determined by the Compensation Committee of the Board of Directors of the Employer (the "Board").

            (c) Incentive Compensation; Benefit Plans. Commencing in January 2002, the Employee shall participate in the Employer's Annual Bonus Plan, Change in Control Severance Plan and Severance Plan. In addition, during the Employment Period (i) the Employee shall be entitled to participate in all other savings and retirement plans, practices, policies and programs of the Employer which are made available generally to other employees of the Employer and (ii) the Employee and/or the Employee's family, as the case may be, shall be eligible for participation in, and shall receive all benefits under, all welfare benefit plans, practices, policies and programs provided by the Employer (including, without limitation, vacation, medical, prescription, dental, disability, life insurance, group life insurance, accidental death and travel accident insurance plans and programs, together the "Benefit Plans") which are made available generally to other employees of the Employer. The Employer's Physical Examinations Policy and the Financial Planning Program for Senior Partners will apply to the Employee.

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         3. Employment Period.

            The Employment Period shall commence on January 1, 2002 (the "Effective Date") and shall end July 1, 2003. Notwithstanding the foregoing, the Employee's employment hereunder may be terminated during the Employment Period upon the earliest to occur of the following events:

            (a) Death. The Employee's employment hereunder shall terminate immediately upon his death.

            (b) Disability. The Employer may terminate the Employee's employment hereunder for "Disability," which shall mean (i) a physical or mental incapacity of the Employee which entitles the Employee to benefits under the long-term disability plan applicable to the Employee and maintained by the Employer; or
(ii) in the event that no such long-term disability plan is maintained by the Employer, the Employee has been unable to perform his duties hereunder for a period of 180 days within any twelve-month period as a result of the Employee's incapacity due to physical or mental illness.

            (c) Cause. The Employer may terminate the Employee's employment hereunder for Cause. For purposes of this Agreement, the term "Cause" shall mean
(i) fraud, or the embezzlement or misappropriation of funds or property of the Employer or any of its affiliates by you, the conviction of, or the entrance of a plea of guilty or nolo contendere by Employee, to a felony, or a crime involving moral turpitude; (ii) neglect, misconduct or willful malfeasance which is materially injurious to the Employer or any of its affiliates; or (iii) willful failure or refusal to perform your duties, or a willful, material breach of contract. If, subsequent to the Employee's termination of services hereunder for other than Cause, it is discovered that the Employee's services could have been terminated for Cause, the Employee's services shall, at the election of the Employer, be deemed to have been terminated for Cause retroactively to the date the events giving rise to Cause occurred.

            (d) Good Reason. The Employee may terminate his employment hereunder for Good Reason (and such termination shall be treated as if it were a termination by the Employer without Cause, and not a voluntary termination by the Employee). "Good Reason" shall mean (i) a diminution of the amount of the Employee's base salary or target bonus or benefits; (ii) termination of the Employee's participation in Tier One of the Employer's Change in Control Severance Plan or the Employee's participation in the Top Management level of the Employer's Severance Plan; (iii) the elimination of the Employee's position or a diminution of responsibilities associated with the Employee's position; or
(iv) a change in the location of the Employee's principal place of employment more than 50 miles from its initial location without the Employee's approval.

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            Notwithstanding the foregoing, an isolated and inadvertent action taken in good faith and which is remedied by the Employer within 30 days after receipt of written notice thereof given by the Employee shall not constitute Good Reason.

            (e) Without Cause. The Employer may terminate the Employee's employment hereunder without Cause.

            (f) Without Good Reason. The Employee may terminate his employment hereunder without Good Reason, provided that the Employee provides the Employer with notice of his intent to terminate his employment without Good Reason at least six months in advance of the Date of Termination; provided, however, that the Employer may treat such notice as a resignation and accept it prior to the expiration of six months at the Employer's sole discretion.

         4. Expense Reimbursement. During the Employment Period, the Employer shall reimburse the Employee for all reasonable business expenses upon the presentation of statements of such expenses in accordance with the Employer's policies and procedures now in force or as such policies and procedures may be modified with respect to all employees of the Employer. The Employer shall pay or reimburse the Employee on a grossed-up basis for two business class round trip tickets per year between New York and Europe and accommodations in accordance with the Employer's travel policy in effect at the time. The Employer shall also pay or reimburse the Employee for the cost of a health club.

         5. Termination Payments.

            A. In the event of termination of the Employee's employment during the Employment Period:

                (i)  by the Employer without Cause (pursuant to Section 3(f));
                     or

                (ii) by the Employee for Good Reason (pursuant to Section 3(d))

then, the Employee shall be entitled to the following payments:

                (a) Annual Base Salary through the Date of Termination (to the extent not paid) within 10 days following the Date of Termination;

                (b) Earned but unpaid Annual Bonus in respect of the year ended prior to the Date of Termination;

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                (c)  A pro rata portion of his target Annual Bonus (which target shall not be less than $500,000) based upon the number of months worked in the year in which the Date of Termination occurs;

                (d) Severance pay pursuant to the Top Management level of the Employer's Severance Plan;

                (e) Amounts vested under the terms of benefits plans in which he is a participant under the terms thereof; and

                (f)  Unreimbursed expenses under Section 4 of this Agreement.

            B. The Employee shall not be entitled to any further payments or benefits under this Agreement in respect of any termination of the Employee's employment during the Employment Period by the Employer without Cause (pursuant to Section 3(f)) or by the Employee for Good Reason (pursuant to Section 3(d)). The payments and benefits provided in this Section 5A(a) and 5A(b) are subject to and conditioned upon the Employee's compliance with the restrictive covenants provided in Section 7 and shall be subject to and conditioned upon the Employee executing a valid general release and waiver, waiving all claims the Employee may have against the Employer, its successors, assigns, affiliates, employees, officers and directors.

            C. In the event that the Employee's employment terminates at the expiration of the Employment Period without renewal, then the Employee shall be entitled to a pro rata portion of his target Annual Bonus (which target shall not be less than $500,000) based upon the number of months worked in the year in which the Date of Termination occurs and the Employee shall be entitled to continue his participation in the Employer's benefit plans (to the extent he is a participant on the date of expiration) for six months after expiration of the Employment Period.

            D. If the Employee's employment is terminated during the Employment Period by the Employer for Cause, by the Employee without Good Reason, or as a result of the Employee's death or Disability pursuant to Sections 3(c), 3(g), 3(a) and 3(b), respectively, the Employer shall pay the amounts referred to in
Section 5A(a) and 5A(b) to the Employee (or the Employee's estate or legal representative in the event of the Employee's death) within thirty days following the Date of Termination and the Employee shall not be entitled to any further payments or benefits under this Agreement.

            E. The Employer shall forgive the $700,000 principal amount of the loan made to the Employee in June 2001 in accordance with the terms of the Promissory Note attached hereto.

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         6. Non-Exclusivity of Rights. Any vested benefits and other amounts that the Employee is otherwise entitled to receive under any Benefit Plan or other employee benefit plan, policy, practice or program of the Employer shall be payable in accordance with such Benefit Plan or other employee benefit plan, policy, practice or program as the case may be, except as explicitly modified by this Agreement.

         7. Confidentiality of Information; Duty of Non-Disclosure; Non-Competition; Non-Solicitation.

            (a) Confidential Information; Duty of Non-Disclosure. The
Employee's employment under this Agreement necessarily involves his access to and understanding of certain trade secrets and confidential information pertaining to the business of the Employer and its affiliates. During the Employment Period and thereafter, he will not, directly or indirectly, without the prior written consent of the Employer, disclose or use for the benefit of any person, corporation or other entity, or for himself any and all files, trade secrets or other confidential information concerning the internal affairs of the Employer or its affiliates, including, but not limited to, information pertaining to its clients, services, products, earnings, finances, operations, methods or other activities; provided, however, that the foregoing shall not apply to information which is of public record or is generally known, disclosed or available to the general public or the industry generally (other than as a result of the Employee's breach of this Section 7(a)). Notwithstanding the foregoing, the Employee may disclose such information as is required by law during any legal proceeding or to the Employee's personal representatives and professional advisers and, with respect to such personal representatives and professional advisers, the Employee shall inform them of his obligations hereunder and take all reasonable steps to ensure that such professional advisers do not disclose the existence or substance thereof. Further, the Employee shall not, directly or indirectly, remove or retain, without the express prior written consent of the Employer, and upon termination of employment for any reason shall return to the Employer, any records, computer disks, computer printouts, business plans or any copies or reproductions thereof, or any information or instruments derived therefrom, arising out of or relating to the business of the Employer and its affiliates or obtained as a result of his employment.

            (b) Non-Competition. During the Employment Period and for a period of six months after the termination of the Employee's employment with the Employer, the Employee shall not work for or provide services to a principal competitor of the Employer and its affiliates in a substantially similar function as the Employee held with the Employer during the two-year period prior to the Employee's termination of employment with the Employer.

            (c) Non-Solicitation. During the Employment Period and for a period of one year after the termination of the Employee's employment with the Employer, the Employee shall not (i) hire, solicit for hire, or assist any other person in soliciting or

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hiring any employment candidate with whom the Employee has had contact while employed by the Employer during the two years prior to such termination or (ii) directly or indirectly solicit or hire, or assist any other person in soliciting or hiring, any employee of the Employer and its affiliates (as of the date of the Employee's termination of employment) or any person who, as of such date, was in the process of being recruited by the Employer and its affiliates, or induce any such employee to terminate his or her employment with the Employer and its affiliates

             (d) Remedies. The parties hereto hereby agree that it is impossible to measure in money the damages which will accrue to the Employer by reason of a failure by the Employee to perform any of his obligations under this Section 7 and the Employee acknowledges that such obligations are a material condition to the Employer's decision to enter into this Agreement. Accordingly, if the Employer institutes any action or proceeding to enforce the provisions hereof, to the extent permitted by applicable law, the Employee hereby waives the claim or defense that the Employer has an adequate remedy at law, and the Employee shall not urge in any such action or proceeding the defense that any such remedy exists at law. The restrictive covenants in this Section 7 are in addition to any rights the Employer may have in law or at equity or under any other agreement. In the event that a court of competent jurisdiction finds the Employee to be in violation of the provisions of Sections 7(b) or 7(c), the non-competition and/or non-solicitation period shall be extended by the period of time during which such court found the Employee to have been in such violation. The foregoing shall not prejudice the Employer's right to require the Employee to account for and pay over to the Employer any profit obtained by the Employee as a result of any transaction constituting a breach of this Section 7.

             (e) Survival of Covenants. This Section 7 shall survive the termination of the Employment Period.

         8. Arbitration. This Agreement contains our entire understanding and can be amended only in writing and signed by the Employee and Chief Executive Officer of the Employer. The Employee specifically acknowledges that no promises or commitments have been made to him that are not set forth in this Agreement.

         Any controversy or claim arising out of or relating to this Agreement or for the breach thereof, or Employee's employment, including without limitation any statutory claims (for example, claims for discrimination including but not limited to discrimination based on race, sex, sexual orientation, religion, national origin, age, marital status, handicap or disability; and claims relating to leaves of absence mandated by state or federal law), breach of any contract or covenant (express or implied), tort claims, violation of public policy or any other alleged violation of statutory, contractual or common law rights (and including claims against officers, directors, employees or agents of the Employer) if not otherwise settled between the parties, shall be conclusively settled by arbitration to be held in New York, New York, in accordance with the American Arbitration Association's Employment Dispute Resolution Rules (the "Rules"). Arbitration shall be the parties' exclusive

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remedy for any such controversies, claims or breaches. The parties agree they shall not seek any award for punitive damages for any claims they may have under this Agreement. The parties also consent to personal jurisdiction in New York, New York with respect to such arbitration. The award resulting from such arbitration shall be final and binding upon both parties. Judgment upon said award may be entered in any court having jurisdiction.

         Employee and the Employer hereby waive the right to pursue any claims, including but not limited to employment termination - related claims, through civil litigation outside the arbitration procedures of this provision, unless otherwise required by law. Employee and the Employer each have the right to be represented by counsel with respect to arbitration of any dispute pursuant to this paragraph. The arbitrator shall be selected by agreement between the parties, but if they do not agree on the selection of an arbitrator within 30 days after the date of the request for arbitration, the arbitrator shall be selected pursuant to the Rules.

         In the event of any arbitration hereunder, the parties agree each shall bear its or his own attorneys' fees and costs associated with or arising from such arbitration or other proceeding.

         9.  Miscellaneous.

             (a) Notices. Any notice to be given hereunder shall be given in writing. Notice shall be deemed to be given when delivered by hand, or three days after being mailed, postage prepaid, registered with return receipt requested, addressed as follows.

                      If to the Employer:

                      Heidrick & Struggles, Inc.

                      233 South Wacker Drive
                      Suite 4200
                      Chicago, Illinois 60606
                      Attention:  Chief Legal Officer

                      If to the Employee:

                      Mr. Knox J. Millar
                      575 Park Avenue
                      Apartment 909
                      New York, New York 10021

or to such other address as any party hereto may designate by notice to the others, and shall be deemed to have been given upon receipt.

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             (b) Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the Employee's employment. This Agreement expressly supersedes the Agreement, dated July 7, 2000, between the Employer and the Employee and such Agreement shall be of no further force and effect.

             (c) Modification or Amendment; Waiver. This Agreement may be amended only by an instrument in writing signed by the parties hereto, and any provision hereof may be waived only by an instrument in writing signed by the party or parties against whom or which enforcement of such waiver is sought. The failure of any party hereto at any time to require the performance by any other party hereto of any provision hereof shall in no way affect the full right to require such performance at any time thereafter, nor shall the waiver by any party hereto of a breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision or a waiver of the provision itself or a waiver of any other provision of this Agreement.

             (d) Successors. This Agreement is binding on and is for the benefit of the parties hereto and their respective successors, heirs, executors, administrators and other legal representatives. Neither this Agreement nor any right or obligation hereunder may be assigned by the Employer or by the Employee.

             (e) Severability. Each provision hereof is severable from this Agreement, and if one or more provisions hereof are declared invalid, the remaining provisions shall nevertheless remain in full force and effect. If any provision of this Agreement or portion thereof is so broad, in scope or duration or otherwise, as to be unenforceable, such provision or portion thereof shall be interpreted to be only so broad as is enforceable.

             (f) Tax Withholding. The Employer may withhold from any amounts payable to the Employee hereunder all federal, state, city or other taxes that the Employer may reasonably determine are required to be withheld pursuant to any applicable law or regulation.

             (g) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to its principles of conflicts of law.

             (h) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

             (i) Headings. The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof.

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         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                                       Heidrick & Struggles, Inc.



                                       By: /s/ Piers Marmion
                                          ------------------------------
                                       Name: Piers Marmion
                                       Title: CEO

                                       /s/ Knox J. Millar
                                       ---------------------------------
                                       Knox J. Millar

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                                 PROMISSORY NOTE

$700,000.00                                                    Dated May 1, 2002


FOR VALUE RECEIVED, the undersigned promises to pay to the order of HEIDRICK & STRUGGLES, INC., a Delaware corporation, the principal sum of Seven Hundred Thousand Dollars and no Cents ($700,000.00) without interest thereon. Payment of the entire principal sum shall be made in full on June 30, 2004, except that the entire principal sum shall, without demand or notice of any kind, be and become due and payable within thirty (30) days following the date that you cease to be in the Company's employ if 1) the Company terminates your employment with "Cause" as defined in your January 1, 2002 employment agreement with the Company ("the Agreement") or 2) you terminate your employment with the Company other than for "Good Reason" (as defined in the Agreement) after June 30, 2002.

The principal sum shall be forgiven in the following amounts on the following forgiveness dates: $350,000.00 on June 30, 2002, provided your employment has not been terminated for Cause and $350,000.00 on June 30, 2003, provided you are in the Company's employ on that date; provided however, that if the Company terminates your employment without Cause, or you have resigned from the Company for Good Reason, then the principal sum shall be forgiven in full and at once upon the effective date of such termination or resignation. Applicable withholding taxes attributable to the forgiveness of this Note will be withheld by the Company or reimbursed to the Company by you, as provided in your Agreement.

All payments under this Note shall be mailed via Federal Express or certified mail, return receipt requested, to Heidrick & Struggles, Inc., 233 South Wacker Drive, Suite 4200, Chicago, Illinois 60606-6303, Attention: Corporate Controller, or to such other address or person as the holder of this Note may, in writing, direct.

                                                     /s/ Knox Millar
                                                     -------------------------
                                                     Knox Millar
                                                     575 Park Avenue
                                                     Apartment 909
                                                     New York, New York 10021